News Release
Artio Global Investors Inc.

Artio Global Investors Inc. Announces Organizational Changes

President, Glen Wisher, to Leave the Company

Staff Reductions Expected to Result in Estimated Annualized Expense Savings of Approximately $10 Million

New York (BUSINESS WIRE) – September 21, 2011 – Artio Global Investors Inc. (NYSE: ART) (the “Company”) today announced organizational changes designed to lower its operating costs and more efficiently manage its resources for current business conditions.

As part of these changes, President, Glen Wisher, is leaving the Company. While business expansion remains a key part of the Company’s strategy, it was decided that an executive position focused primarily on non-organic expansion opportunities was no longer required. Mr. Wisher’s responsibilities will be assumed by the other members of the management team.

“During his tenure, Glen played a pivotal role in building Artio Global and was instrumental in our transition to becoming a public company,” said Richard Pell, Chairman, Chief Executive Officer and Chief Investment Officer. “On behalf of the Board of Directors and the entire staff, I would like to personally thank Glen for his significant contribution to the development of the firm and wish him all the very best for the future.”

In aggregate, the Company is reducing its workforce by 25 employees, or approximately 11% of headcount. No portfolio managers, research analysts or client service professionals were included in the staff reductions.

The Company expects this action to result in annualized operating expense savings of approximately $10.0 million, most of which relate to compensation. In addition, the Company expects to record a compensation charge (the “Charge”) of between $7.0 and $7.5 million in the third quarter of 2011 that will be excluded from its adjusted results. The cash component of the Charge is expected to be between $4.0 and $4.5 million and paid over the next 18 months.

“Staff reductions are always difficult. However, like others in our industry, we must manage our business in line with current revenue expectations,” said Mr. Pell. “Producing competitive investment performance for our clients and maintaining the highest levels of client service continue to be our top priorities. With this in mind, no portfolio managers, research analysts or client service professionals were included in the staff reductions. In fact, we expect to continue to selectively look for top talent to complement our investment teams. Furthermore, we remain committed to our long-term strategy of diversifying our mix of assets under management and growing our equity, fixed income and alternative investment offerings.”

Share Repurchase

During the third quarter of 2011 the Company repurchased and retired 773,939 shares of Class A common stock at an average cost of $8.77 in connection with the 3,000,000 share repurchase program previously announced.

About Us

Artio Global Investors Inc. is the indirect holding company of Artio Global Management LLC (“Artio Global”), a registered investment adviser that actively invests in global equity and fixed income markets, primarily for institutional and intermediary clients. Headquartered in New York, Artio Global has offices in Los Angeles, Toronto, London and Sydney.

Best known for International Equity, Artio Global also offers a select group of other equity and fixed income investment strategies, including Global Equity, a series of US Equity strategies, High Grade Fixed Income, High Yield and Local Emerging Markets Debt. Access to these strategies is offered through a variety of investment vehicles including separate accounts, commingled funds and mutual funds.

Since 1995 our investment professionals have built a successful long-term track record by taking an unconventional approach to investing. Based on a philosophy of style-agnostic investing across a broad range of opportunities, we have consistently pursued a global approach that we believe provides critical insights, thereby adding value for clients over the long term.

For more information, please visit www.artioglobal.com.

Investor Contact:	Media Contact:
Peter Sands	Neil Shapiro
Head of Investor Relations	Intermarket Communications
+1 212 297 3891	+1 212 754 5423
ir@artioglobal.com	nshapiro@intermarket.com